Exhibit 99.1

For release Western Circuit and Analyst Wire.

March 8, 2004

BRIDGFORD FOODS CORPORATION ANNOUNCES RESULTS FOR FIRST QUARTER

Anaheim, California — Bridgford Foods Corporation (Nasdaq: BRID) today reported that sales for the first quarter (12 weeks) ended January 23, 2004 were $35,322,000, an increase of 8.9% compared to sales in the first twelve weeks of the prior fiscal year. The Company incurred a loss of $138,000 in the first quarter of 2004, 9.8% less than the loss recorded in the same period a year ago.

The increase in sales in the first quarter is primarily attributable to higher unit sales volume, however, continuing high costs for meat commodities and competitive pressure on selling prices limited the improvement in operating results.

Bridgford Foods Corporation, a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products, currently has 10,255,000 shares of common stock outstanding as of January 23, 2004.

BRIDGFORD FOODS CORPORATION
FINANCIAL HIGHLIGHTS

	12 Weeks Ended	12 Weeks Ended

	January 23, 2004	January 24, 2003

Sales	$35,322,000	$32,445,000
Cost of sales	$23,866,000	$21,158,000
Selling, general & administrative expenses	$10,664,000	$10,542,000
Depreciation	$1,014,000	$991,000
Income/(loss) before taxes	$(222,000)	$(246,000)
Income tax provision/(benefit)	$(84,000)	$(93,000)
Net income/(loss)	$(138,000)	$(153,000)
Basic earnings/(loss) per share	$(0.01)	$(0.01)
Average shares outstanding	10,265,000	10,448,000

CONTACT:	Bridgford Foods Corporation R. Lancy, 714/526-5533